Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement Filed April 24, 2007
Registration Statement No. 333-132868
Zions Bancorporation has caused the following to be posted on the website www.auctions.zionsdirect.com, on which website will be conducted a public auction for the registered offering of the Issuer’s Employee Stock Option Appreciation Rights Securities, Series 2007.
The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement of Zions Bancorporation filed with the Securities Exchange Commission (the “SEC”) on April 24, 2007 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).
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ESOARS™, Zions Bancorporation / Units to be issued approximately 98,770 ESOARS™
•	Zions Stock Option Grant of May 4, 2007

•	1 Unit = 1 ESOARS™
Auction Rules | Prospectus | Amendments
Auction Information

Auction Start	5/4/2007 5:00 PM EDT	Last Update	5/1/2007 12:30:34 PM EDT
Auction End	5/7/2007 3:30 PM EDT	Auction Status	Upcoming
Issue Information

Issue Type	ESOARS
Units Offered	TBD
Min. Price	$0.01
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Please direct questions regarding the website or bidding procedures to the Auction Administrator.
You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.
Each individual investor must determine whether the ESOARS™ are a suitable investment based on financial situation, investment objectives, and risk tolerance. There can be no assurance of a trading market for ESOARS™. Investing in the ESOARS™ involves risks.